Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated July 15, 2022 relating to the financial statements of Next Bridge Hydrocarbons, Inc. as of December 31, 2021 and 2020 and to all references to our firm included in this Registration Statement.

/s/ B.F. Borgers CPA PC

Certified Public Accountants
Lakewood, CO
July 15, 2022